Exhibit 10.1

May 15, 2014

Mr. John A. Kapitula

Dear John:

This letter agreement (the “Agreement”) confirms the terms, mutually agreed upon by you and Violin Memory, Inc. (the “Company”), of: (i) your separation from the Company as a regular full-time employee; and (ii) your resignations, effective May 15, 2014 from all positions you hold as an officer and/or director of any of the Company’s subsidiaries. As you know, although the Company has no obligation to provide you with a separation payment or other post-separation payments, it has agreed to do so pursuant to the following terms.

1.	Separation. Your last day of work with the Company as a regular full time employee will be May 15, 2014, (the “Separation Date”).

2.	Accrued Salary, PTO and Restricted Stock Units. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused PTO earned through the Separation Date, subject to all required payroll deductions and withholdings. In accordance with your Restricted Stock Unit agreement, vesting ends on May 15, 2014 and the company will add 12 months vesting to said units and release the vested portion less shares withheld for taxes. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.	Separation Pay. If you sign, and do not revoke, this Agreement, return it in the manner specified below, and comply with its terms, the Company will continue pay you your annual base compensation for six (6) months following the Separation Date, through November 14, 2014, which is a total amount $130,000.00, less all applicable withholdings. This payment will be made to you in accordance with the Company’s normal payroll practices and procedures and as defined in section 13 below.

4.

Health Insurance. Your group health insurance will cease on May 31, 2014. At that time, you will be eligible to continue your group health insurance benefits at your own expense. If you elect to continue your present coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse you for your COBRA expenses for a period of six (6) months following the Separation Date, or through November, 2014. Your continued COBRA coverage will be subject to the terms and conditions of the benefit plan, COBRA, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication from

John Kapitula

May 2014

the Company. In order to take advantage of this provision, you must sign up for COBRA.

5.	Tax Matters. The Company will withhold required federal, state and local taxes from all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement, including but not limited to those imposed under Internal Revenue Code Section 409A.

6.	Other Compensation or Benefits. You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive, and are not owed or entitled to, any additional compensation, benefits or separation pay after the Separation Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, you acknowledge and agree that you will be treated as a terminated employee effective on your Separation Date. This includes but is not limited to the 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

7.	Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses in accordance with its regular expense reimbursement practices and procedures.

8.	Return of Company Property. When requested by the Company, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and all other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you discover after the Separation Date that you have retained any Company proprietary or confidential information, you agree, immediately upon discovery to contact the Company and make arrangements for returning the information.

9.	Post-Employment Restrictions. You acknowledge and agree that your Proprietary Information and Inventions Agreement with the Company, a copy of which is attached as Exhibit A, remains in full force and effect including but not limited to your continuing obligations that prohibit your use or disclosure of any confidential or proprietary information of the Company and solicitation of Company employees and customers.

John Kapitula

May 2014

10.	Confidentiality. You agree to hold the facts of the existence of this Agreement and its provisions in the strictest confidence and that you will not be publicize or disclose that information in any manner whatsoever; provided, however, that you may disclose this Agreement confidence: (a) to your immediate family; (b) to your attorneys, accountants, tax preparers, and financial advisors; and (c) provided such disclosure is necessary to enforce its terms or as otherwise required by law. You agree not to disclose the existence or terms of this Agreement to any current or former Company employee.

11.	Mutual Non-disparagement. You agree not to disparage the Company, its officers, directors, employees or agents; provided, however, that statements which are made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph. The Company agrees not disparage you in statements which are made in good faith in response to any question, inquiry or request for information required by legal process.

12.

Release of All Claims. Except as set forth in this section and as otherwise set forth in this Agreement, to the fullest extent permitted by applicable law, you hereby release, acquit and forever discharge the Company, and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; California Fair Employment and Housing Act (Cal. Gov’t Code §12900 et seq.); California Family Rights Act (Cal. Gov. Code §12945.2); California Spousal Military Leave Law (Cal. Mil. & Vet. Code §395.10); California WARN Act (Cal. Lab. Code §1400 et seq.); Massachusetts Fair Employment Practices Law; Pennsylvania Human Relations Act; New Hampshire Revised Statute Annotated 354-A, as amended; (iv) all tort claims, including without limitation, claims for fraud,

John Kapitula

May 2014

defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company (the “Release”). To the extent permitted by law, you also agree never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction. You and the Company acknowledge and agree that this Release does not extend to any claim or claims that may arise under the separate Indemnification Agreement between you and the Company dated as of November 15, 2012 (the “Indemnification Agreement”).

You and the Company acknowledge and agree that any claims which by law cannot be waived in a private agreement between an employer and employee are excluded from the Release. In addition, you and the Company acknowledge and agree that the Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or from participating in an EEOC or state agency investigation. You agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on your behalf arising out of or in connection with your employment by or separation from the Company.

13.	ADEA Waiver. You acknowledge and agree that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge and agree that the consideration provided for in this Agreement is sufficient consideration for the Release and is in addition to anything of value to which you were already entitled. You further acknowledge and agree that you have been advised by this section of the Agreement, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you have up to forty-five (45) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement.

14.	No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency,

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May 2014

union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

15.	Waiver. In agreeing to the Release, you acknowledge and agree that you understand that the Release includes a release of all claims known or unknown. In agreeing to the Release, which includes claims which may be unknown to you at present, you acknowledge and agree that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

16.	Acknowledgements and Representations. You acknowledge, agree and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of: (i) any vested right you may have under the terms of a written ERISA-qualified benefit plan; and (ii) the additional twelve (12) months of vesting, in accordance with the terms and conditions of the Notice of Restricted Stock Unit Award granted on September 3, 2013 (the “RSU Notice”), of the Restricted Stock Units awarded to you.

17.

Miscellaneous. This Agreement, including Exhibit A, the Indemnification Agreement, and the RSU Notice constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives,

John Kapitula

May 2014

successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California, exclusive of conflicts of laws provisions.

If this Agreement is acceptable to you, please sign below no sooner than the Separation Date and no later than June 30, 2014, and return the original to Ms. Tracy Laboy, Senior Director, Global Human Resources, at Violin Memory, Inc., 4555 Great America Parkway, Suite 150, Santa Clara, CA 95054 ATTN: Ms. Tracy Laboy.

Sincerely,	AGREED:

/s/ John Kapitula
/s/ Cory Sindelar	Date: 5/20/2014
Cory Sindelar	John A. Kapitula
CFO
Violin Memory, Inc.

John Kapitula

May 2014

EXHIBIT A

Proprietary Information Agreement